Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations Amy Carpi, (203) 656-7651 amy.carpi@jetblue.com

JETBLUE ANNOUNCES EXERCISE OF UNDERWRITERS' COMMON STOCK OVER-ALLOTMENT OPTION

NEW YORK, (November 8, 2005) — JetBlue Airways Corporation (NASDAQ: JBLU) today announced that the underwriters of its public offering of 7,500,000 newly issued shares of its common stock have exercised in full their over-allotment option to purchase an additional 1,125,000 shares of JetBlue common stock. With the exercise of the underwriters' option, the aggregate gross proceeds of JetBlue's common stock offering will be approximately $155.25 million.

JetBlue anticipates using the net proceeds from this offering to fund working capital and capital expenditures, including capital expenditures relating to the purchase of aircraft.

Morgan Stanley is acting as the sole book-running manager for this offering and Raymond James is acting as co-manager. All shares are being offered under the Company's Form S-3 shelf registration statement, which was declared effective on November 4, 2004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036.